EXHIBIT N
 to the
Distribution Agreement

BAIRD LONG-TERM CREDIT BOND FUND

The Corporation hereby appoints the Distributor, and the Distributor hereby accepts such appointment, as the Corporation’s exclusive agent for the distribution of Shares of the above-named Fund, subject to the terms of the Distribution Agreement of which this Exhibit is a part.

Executed as of this 11th day of December, 2015.

The Corporation:

BAIRD FUNDS, INC.

By:  /s/ Mary Ellen Stanek
Mary Ellen Stanek, President

  The Distributor:

ROBERT W. BAIRD & CO. INCORPORATED

By: /s/ Peter Hammond
Peter Hammond, Director